                                                                   EXHIBIT 10.13

                               GETTY IMAGES, INC.

                                                              September 28, 1998

Mark Torrance
2013 Fourth Avenue
Seattle, Washington 98121

Dear Mr. Torrance:

     This Agreement (this "Agreement"), dated as of September 28, 1998, reflects our mutual agreement concerning your resignation as an officer and employee of Getty Images, Inc., a Delaware corporation (the "Company"), including your position as Co-Chairman of the Board of Directors (the "Board"), and your appointment as Vice-Chairman of the Board, in accordance with the terms and conditions set forth below.

     1. RESIGNATION AND APPOINTMENT. By signing this Agreement, effective as of September 28, 1998 (the "Effective Date"), you hereby agree to resign without further action by the parties hereto from your position as Co-Chairman of the Board and a member of the Executive Committee and from each other position in which you serve as an officer or employee of the Company. In this regard, you will vacate any offices that you may have in any Company building or buildings, including, but not limited to, your office in Seattle, Washington. You will have a reasonable opportunity on and following the Effective Date to remove and take with you from your offices at the Company your personal property, equipment, records and files (in whatever form), effects and belongings, and copies of any other documents, records, and files that you and the Company mutually agree are appropriate for you to have. Representatives of the Company will be made available to you to assist you with this process. Both you and the Company will use your respective best efforts to effect this vacation of the offices promptly and in a seemly and proper manner. All equipment located in a home of yours and provided pursuant to Section 3(f) of the Employment Agreement will be yours without charge.

     Upon the Effective Date you will remain a member of the Board and become its Vice Chairman. You hereby acknowledge that the Vice Chairmanship is a non-executive, non-employee position with the Company. In accordance with
Section 2.01 of the Stockholders' Agreement among the Company's stockholders, dated as of February 9, 1998, so long as any combination of you, PDI, L.L.C. and Wade Torrance beneficially own not less than the greater of (a) 3,000,000 shares of the Company's $.01 par value common stock (the "Common Stock"), subject to equitable adjustments in the event of stock splits, stock dividends and similar events, and (b) such number of shares of Common Stock as is equal to 2% of the then outstanding shares of Common Stock, the Company will be obligated, unless you advise it otherwise, to nominate you for reelection, and to use all reasonable efforts to cause you to be elected to its Board.

     2. TERMINATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. As of the date hereof, subject to fulfillment by the Company of its obligations under this Agreement, all written or oral agreements or understandings between you and the Company regarding your employment with the Company are terminated and of no further force and effect, and this Agreement shall supersede all prior agreements or understandings between you and the Company regarding your employment, including, without limitation, the Employment Agreement between you and the Company, dated as of February 9, 1998 (the "Employment Agreement").

     3. STRATEGIC OVERSIGHT COMMITTEE; BOARD GUIDELINES. Subject to your execution of this Agreement and your compliance with its terms, the Company covenants that:

     (a) As soon as reasonably practicable following the Effective Date, the Board shall form a Strategic Oversight Committee (the "Strategic Committee") that will render advice to the Company's management (the "Management") on all of the Company's major strategic initiatives, including those relating to the new products or services and acquisitions, mergers and other business combinations. You and Mark Getty will be members of the Strategic Committee, and the Board will determine in its discretion the additional members, responsibilities and procedures of the Strategic Committee.

     (b) As soon as reasonably practicable following the Effective Date, the Board shall establish a set of guidelines (the "Guidelines") concerning the relationship and communications between the Board and the Management for the purposes of enabling the Board and the Management to better carry out their respective duties and responsibilities to the Company and its stockholders, including their duties of care and loyalty.

     4. NO AGENCY. Nothing contained in this Agreement shall be construed as creating an agency relationship between you and the Company and, without prior consent of or direction from an officer of the Company with the proper authority to exercise such consent or direction, you will have no authority hereunder to bind the Company or to speak or make any commitments on the Company's behalf. You agree that you will not take any action in connection with your membership and position on the Board or the Strategic Committee which you reasonably believe would cause any third party to assume that you have such authority.

     5. PAYMENTS AND BENEFITS IN CONNECTION WITH YOUR RESIGNATION. Subject to the remedies for breach set forth in Section 8, the Company shall pay and provide to you the following payments and benefits.

     (a) Contract Termination and Release Payments. As soon as practicable (but in no event later than October 28, 1998), the Company shall pay to you a lump sum of $560,000.00 as consideration for the termination of your employment relationship with the Company under the Employment Agreement and the release of the Company Parties (as hereinafter defined) included in Section 10 hereof.

     (b) Accrued Compensation; Bonus. As soon as practicable (but in no event later than October 28, 1998), the Company agrees to pay you (i) any salary and deferred compensation accrued pursuant to the Employment Agreement for the period beginning on September 15, 1998 and ending on the Effective Date, and
(ii) a lump sum payment of $73,333.33 representing the portion of your bonus earned in 1998 through and including the Effective Date.

     (c) Covenant Payment. As soon as practicable (but in no event later than October 28, 1998), the Company shall pay to you a lump sum of $530,833.00 as consideration for the covenants included in Section 7 hereof.

     (d) Stock Options. After the Effective Date, you shall be entitled to hold and exercise the stock options granted to you pursuant to the Company's 1998 Stock Incentive Plan, including the Option and the Deal Option (as these terms are defined in the Employment Agreement) in accordance with the stock option agreement between you and the Company, dated as of February 9, 1998 (the "Option Agreement"), as if you had continued to be an employee of the Company. The Option Agreement provides that you may exercise any vested options until February 1, 2008. In addition, as long as you comply with the restrictions described in Section 7 hereof, such options will vest in accordance with the following schedule: 175,000 options will vest on November 1, 1998 and the remaining 375,000 options will vest at a rate of 15,000 options per month.

     (e) Continuation of Benefits. Beginning on the Effective Date and continuing until September 27, 2000 (the "Benefits Termination Date"), you will continue to participate, at the Company's expense, in the health and medical plans of the Company, on the same terms and conditions as are in effect immediately prior to the Effective Date. Thereafter, you may continue to participate in the Company's group health insurance program in accordance with
Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"), at your expense. Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue or maintain, during the period preceding the Benefits Termination Date, any plan or program solely as a result of the provisions of this Agreement, but this obligation shall apply in respect of any substitute, or replacement plan.

     (f) Life Insurance. If you so elect, the life insurance policy maintained by the Company pursuant to Section 3(d) of the Employment Agreement will, to the extent permitted by its terms, be assigned and transferred to you.

     (g) Expenses. As soon as practicable (but in no event later than October 28, 1998), the Company will pay to you a lump sum of $70,000.00 as reimbursement for the costs, fees and expenses (i) incurred in connection with the merger of PhotoDisc, Inc. and Print Merger, Inc. and still remaining unreimbursed, and
(ii) associated with the termination of your employment and reaching this Agreement.

     6. NO OTHER PAYMENTS OR BENEFITS. Except as otherwise expressly provided herein, you hereby acknowledge and agree that you are not entitled to any other compensation or benefits from the Company in connection with your resignation of employment or otherwise and that, except as expressly set forth herein, you are not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

     7. PROTECTION OF THE COMPANY'S INTERESTS. In partial consideration of the payments and benefits to be paid and provided to you in accordance with
Section 5 above, you hereby agree to abide by the terms and covenants included in this Section 7, which you acknowledge and agree are necessary to protect the interests of the Company and are reasonable in scope and duration. The activities described in this Section 7 shall be permitted and prohibited regardless of whether undertaken by you in an individual or representative capacity, and regardless of whether performed for your own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company).

     (a) You agree that during the period beginning on the Effective Date and ending on February 9, 2001 (the "Restricted Period"), you shall not, without the prior consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Company, its subsidiaries and affiliates (collectively, the "Group") by providing any goods or services provided or under development by the Group at the Effective Date; provided, however, that this Section 7(a) shall not proscribe your ownership, directly or indirectly, of either (i) less than five percent of any securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. or (ii) any limited partnership investment over which you have no control.

     (b) No Interference. You agree that during the Restricted Period, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally endeavor to entice away from the Group, or otherwise interfere with the relationship of the Group with, any key person or team who is employed by or otherwise engaged to perform services for the Group (other than your current assistant, Debbie Pfeifer) or any key person, team or entity who is, or was within the most recent twelve-month period, a customer, client or supplier of the Group.

     (c) Secrecy. You understand and acknowledge that in the course of your employment, you acquired "Confidential Information" (as defined below) and trade secrets concerning the operation of the Group, the use or disclosure of which could cause the Group substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not, at any time, except with the prior written consent of the Board, directly or indirectly disclose to any person any secret or confidential information that you have learned by reason of your association with the Group.

     "Confidential Information" shall mean any information not previously disclosed to the public or to the trade by the Group with respect to the Group's products, facilities, and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Group's products), business plans, prospects or opportunities.

     (d) Exclusive Property. You confirm that all Confidential Information is and shall remain the exclusive property of the Group. All business records, papers and documents kept or made by you relating to the business of the Group shall be and remain the property of the Group. You shall not, without the consent of the Board, retain copies of any written materials not previously made available to the public, or records and documents made by you or coming into your possession concerning the business or affairs of the Group;

provided, however, that nothing herein will require you to surrender documents that the Company reasonably believes are necessary for you to retain in your capacity as a director of the Company; provided, further, that the Company hereby agrees to provide you with copies (the cost of which shall be borne by you) of any documents which you request and which you have determined in good faith are (i) required to establish a defense to a claim that you have not complied with your duties as an officer of the Company or (ii) necessary to you in order to comply with applicable law.

     (e) Assignment of Developments. All "Developments" (as defined below) that were at any time made, conceived or suggested by you, whether acting alone or in conjunction with others, during or as a result of your employment with the Group, shall be the sole and absolute property of the Group, free of any reserved or other rights of any kind on your part. You acknowledge and confirm that if such Developments were made, conceived or suggested by you during or as a result of your employment relationship with the Group, you had and complied with an affirmative obligation to make prompt and full disclosure of any such Developments to the Group and, at the Group's cost and expense, to do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Group to be necessary or desirable at any time in order to effect the full assignment to the Group of your right and title, if any, to such Developments.

     "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or future activities, of the Group of which you are aware as of the date of this Agreement, excluding any Development for which no equipment, supplies, facilities or confidential information of the Group was used and which was developed entirely on your own time, unless (i) the Development relates directly to the business of the Group, (ii) the Development relates to actual or demonstrably anticipated research or development of the Group, or (iii) the Development results from any work performed by you for the Group (the foregoing is agreed to satisfy the written notice and other requirements of Section
49.44.140 of the Revised Code of Washington). It is understood that for purposes of this Section 8(e), the fact that an invention was created using equipment provided by the Company for your personal use shall not create a presumption that such invention is a "Development." The parties hereto acknowledge and agree that "Developments" shall not be construed to include any data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts or ideas of which you became aware prior to your employment with the Company (each a "Pre-Employment Development"); provided, however, that any enhancement, improvement, refinement or any other modification to any Pre-Employment Development relating to the present or planned activities, or any future activities of which you are aware, or the products and services of the Company of which you became aware during the course of your employment with the Company shall be construed to be a Development.

     (f) Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which you are in breach of any of the terms of this Section 7.

     (g) As soon as practicable after the Effective Date, other than as agreed upon pursuant to Sections 1 and 5(d) of this agreement, you shall return to the Group all property of the Group then in your possession and all property made available to you in connection with your service to the Group, including, without limitation, your Company credit cards, any and all records, drawings, manuals, reports, papers and documents kept or made by you in connection with your employment as an officer or employee of the Company, all computer hardware or software, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards, and any other materials or documents described in Section 7(c) above.

     (h) Each of the parties hereto hereby agrees to keep the terms of this Agreement and all communications between either party and its respective counsel regarding the same and any and all events, allegations, actions and circumstances related to your resignation from the Company in strict confidence. The form of the Company's press release to be issued in connection with your resignation is attached as Exhibit A to this Agreement.

     8. REMEDIES. Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in
Section 7 may result in material irreparable injury to the

Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Section 7 or such other relief as may be required to specifically enforce any of the covenants in Section 7. Without intending to limit the remedies available to you, you shall be entitled to seek specific performance of the Company's obligations under this Agreement.

     9. UNFAVORABLE COMMENTS; STATEMENTS REGARDING YOUR RESIGNATION; CONFIDENTIALLY. (a) You agree to refrain from making now or at any time in the future any false, derogatory or defamatory comment, statement or other communication concerning the Group, its products, its services or any current or former directors, officers or employees of the Group to any third party, including, without limitation, the press, employees of the Company and any individual or entity with whom you or the Company has a current or prospective business relationship.

     (b) The Company agrees to refrain from making now or at any time in the future any false, derogatory or defamatory comment, statement or other communication concerning you or your employment relationship with the Company to any third party, including, without limitation, the press, employees of the Company and any individual or entity with whom you or the Company has a current or prospective business relationship.

     (c) You and the Company hereby agree that you have resigned from your employment with the Company pursuant to a mutually acceptable separation agreement, the terms of which are confidential, and that, upon inquiry regarding your resignation by any third party, including, without limitation, employees of the Company, customers of the Company and the press, such inquirer shall not be given information which is contrary to or violates this Section 9. Exhibit A to this Agreement sets forth a press release regarding your termination to which both of us have agreed and which will be used, to the exclusion of any other such release, to announce your resignation.

     10. MUTUAL RELEASE. (a) For purposes of this Mutual Release, "Employee Parties" means you, your family members, your estate, your beneficiaries, your heirs and your assigns and the estate, beneficiaries, heirs and assigns of each of the foregoing; "Company Parties" means the Company (as defined in the first paragraph of this Agreement) and each of its present, former and future directors, officers, employees, agents, attorneys, heirs and assigns. The Employee Parties and the Company Parties together shall hereinafter be referred to as the "Released Parties."

     (b) In recognition of the mutual consideration set forth herein, the receipt and adequacy of which are herein acknowledged, and intended to be legally bound hereby, the Company Parties, on the one hand, and the Employee Parties, on the other hand, hereto do hereby release and discharge each other from any and all claims, actions, causes of action, suits, costs, controversies, judgements, decrees, verdicts, damages, liabilities, attorneys' fees, covenants, contracts, and agreements that any of the Employee Parties or Company Parties may have, or in the future may possess, with respect to each other, and arising out of or directly or indirectly relating to your employment by the Company, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal or state or local law, whether such claim arises under statute, common law or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit or demand. The Company Parties, on the one hand, and the Employee Parties, on the other, also do forever release, discharge and waive any right they may have to recover in any proceeding brought by any federal, state or local agency against any other party hereto to enforce any laws. Each of the parties hereto agrees that the value received as described in this Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that any party or Released Parties hereto may have against another party hereto and or any corresponding Released Parties.

     11. ACKNOWLEDGMENT. By signing this Agreement, you hereby acknowledge and confirm that you were advised by the Company in connection with your resignation to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement.

     12. ACCEPTANCE. You may indicate your acceptance of this Agreement by signing and dating both copies of this Agreement and delivering one such copy to the Company.

     13. TAX CONSIDERATIONS. Any payments made to you under this Agreement shall be reduced by the full amount legally required to be withheld for federal, state or local income or other payroll tax purposes by the Company.

     14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the choice of law provisions thereof.

     15. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     16. SEVERABILITY. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     Your signature on the line below constitutes your agreement with each provision contained herein.

                                          GETTY IMAGES, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:
ACCEPTED AND AGREED:

Mark Torrance
Date: September 28, 1998

                                                                       EXHIBIT A

                             COMPANY PRESS RELEASE

                                        8